Press Release

NewMarket China, Inc. Announces Paul K. Danner as CEO to Lead Expansion into New Lines of Business after Reporting $40 Million in Profitable Revenue in 2007

Company Positions for Next Phase of Aggressive Growth Signaled by Name Change to China Crescent Enterprises, Inc.

DALLAS, TX--June 4, 2008 -- NewMarket China, Inc. (OTC BB: NMCH) today announced the Company has named Paul K. Danner, Chief Executive Officer. After launching operations in January of 2005 and growing to $40 million in profitable revenue in 2007, the Company has been positioning itself for its next stage of aggressive growth. Mr. Danner has been working with the outgoing CEO, John T. Verges since February. Mr. Danner originally joined NewMarket Technology to spearhead the Company's merger & acquisition efforts throughout Asia. He is now taking the reins as CEO to lead NewMarket China into new lines of business intended to substantially enhance the Company's net income, while continuing to improve the performance of existing business operations, maximizing revenue and profitability.

Mr. Danner has extensive senior management experience leading fast growth, publicly listed companies, in addition to having extensive experience managing operations in Asia. Before joining NewMarket, Mr. Danner was the Chief Executive Officer of Paragon Financial Corporation, a publicly listed company he formed in 2001 to acquire financial services institutions. Prior to founding Paragon, Mr. Danner was employed by MyTurn.com, Inc., a NASDAQ-listed company, where he served in a variety of leadership roles including Chief Executive Officer. Previous corporate positions with a number of Fortune 100 technology companies including Control Data and NEC provided managerial and executive level experience in sales, marketing, operations, finance and manufacturing. Mr. Danner earned a Bachelor of Science degree in Business Finance from Colorado State University in 1979, and an MBA from Old Dominion University in 1986. From 1979 to 1985 Mr. Danner served on active duty with the United States Navy flying the F-14 Tomcat. Currently, he is a Captain in the United States Navy Reserve and is currently assigned as the Chief of Staff, Naval Air Systems Command Reserve Program at Naval Air Station Patuxent River, Maryland.

"Growing NewMarket China from a private start-up has been a three and a half year effort. Finding the right individual to lead the company into the future has been of the utmost importance to me. After working side by side with Mr. Danner over the last six months, I am extremely enthusiastic about the future prospects he brings to the Company," said John T. Verges, outgoing CEO. "The
Company is maturing and growing in new directions, and Mr. Danner's extensive experience and professionalism will serve the Company very well."

"John truly created a first class operation in China with an extraordinary local management team," said Mr. Danner, adding, "He really did a spectacular job of establishing a stable platform upon which an array of growth opportunities can be supported. I very much appreciate John's support during this transition period, and am looking forward to implementing the company's next expansion phase during which we will strive to significantly improve revenue and profitability, both from existing operations as well as additional acquisitions."

Corporate Name Change to China Crescent Enterprises, Inc.

NewMarket China recently announced its intentions to change the Company's corporate name to China Crescent Enterprises, Inc. As was mentioned at that time, this change is part of the Company's overall plan to distinguish itself from its parent company and to better position the Company for business development in the Asian market. China offers many opportunities, and often times they are quite different from those available in North America.

The Company is well on its way to completing the name change. The process typically takes 30 to 60 days to complete, and the Company is targeting a completion of the process by the end of June. The new corporate name was chosen to capture the symbolism of a waxing crescent moon. The lunar cycle is intertwined within Chinese culture, and we sought to employ that fact in our new name. The name is designed to draw parallels between the light that is shed on a waxing crescent moon and the rapid growth of China's emerging economy.

Corporate E-mail Updates

To be added to NewMarket  China's e-mail  database to receive company updates or
to  obtain  more   information  on  the  Company,   please  send  an  e-mail  to
ir@newmarketchina.com or call 214-722-3065.

About NewMarket China, Inc. (www.newmarketchina.com)

NewMarket China, Inc. is a technology leader in the rapidly developing Chinese market specializing today in software engineering, high quality software development and digital multimedia outsourcing services delivered to customers globally. At the same time, the firm is a systems integrator and value added reseller of major global hardware brands in the Chinese domestic market.

Headquartered in Dallas with operations in Shanghai and Beijing, NewMarket China bridges the gap between Western and Eastern business cultures to assist western clients in realizing the advantages of the high quality, low cost technology products and services available from China. NewMarket China also assists Western clients in localizing products and services to realize the tremendous growth potential available by expanding into the Chinese Market.

"SAFE HARBOR  STATEMENT" UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause NewMarket's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.



     Contact:
     NewMarket China, Inc.
     ir@newmarketchina.com
     214-722-3065